EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                           INDUSTRIAL HOLDINGS, INC.

                                MICHAEL POWELL
                                  PHIL SHALTZ
                                  PHIL MILLER
                                MICHAEL SHIRKEY

                                      AND

                                PHILFORM, INC.

                            AS OF JANUARY 26, 1998

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                               TABLE OF CONTENTS

                                  ARTICLE I

                 PURCHASE AND SALE OF TARGET SHARES; CLOSING

1.1   PURCHASE AND SALE OF TARGET SHARES.....................................1
1.2   PURCHASE PRICE AND PAYMENT AT CLOSING..................................1
1.3   CLOSING; CLOSING DATE..................................................1

                                  ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND THE SELLERS

2.1   ORGANIZATION, STANDING AND QUALIFICATION...............................2
2.2   VALIDITY OF AGREEMENT..................................................2
2.3   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS.........2
2.4   CAPITALIZATION.........................................................2
2.5   SUBSIDIARIES...........................................................3
2.6   TARGET SHARES..........................................................3
2.7   FINANCIAL STATEMENTS...................................................3
2.8   ABSENCE OF CHANGES.....................................................3
2.9   LIABILITIES............................................................4
2.10  TITLE TO ASSETS; ENCUMBRANCES..........................................5
2.11  ACCOUNTS RECEIVABLE; INVENTORY.........................................5
2.12  PROPERTIES, CONTRACTS, PERMITS AND OTHER DATA..........................5
2.13  TAXES AND RETURNS......................................................6
2.14  LITIGATION.............................................................6
2.15  LICENSES, PERMITS, AUTHORIZATIONS, ETC.................................7
2.16  INSURANCE..............................................................7
2.17  PATENTS, TRADEMARKS, ETC...............................................7
2.18  COMPLIANCE.............................................................7
2.19  ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE............................7
2.20  LABOR MATTERS..........................................................8
2.21  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS................................9
2.22  TRANSACTIONS WITH AFFILIATES..........................................10
2.23  PRODUCT LIABILITY.....................................................10
2.24  INVESTMENT REPRESENTATIONS............................................11
2.25  DISCLOSURES...........................................................11
2.26  CERTAIN FEES..........................................................12

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ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1   DUE ORGANIZATION; GOOD STANDING AND POWER.............................12
3.2   AUTHORIZATION AND VALIDITY OF AGREEMENT...............................12
3.3   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS........12
3.4   INVESTMENT............................................................12
3.5   CERTAIN FEES..........................................................12

                                  ARTICLE IV

                     COVENANTS; ACTIONS PRIOR TO CLOSING

4.1   ACCESS TO INFORMATION.................................................13
4.2   CONDUCT OF THE BUSINESS...............................................13
4.3   FURTHER ACTIONS.......................................................13
4.4   NOTIFICATION..........................................................14
4.5   NO INCONSISTENT ACTION................................................14
4.6   ACQUISITION PROPOSALS.................................................14
4.7   PUBLIC ANNOUNCEMENTS..................................................14

                                  ARTICLE V

                            CONDITIONS TO CLOSING

5.1   CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES....................14
5.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER......................15
5.3   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS................16

                                  ARTICLE VI

                   COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

6.1   FURTHER ASSURANCES....................................................17
6.2   COMPLIANCE WITH RULE 144(C)...........................................17

                                 ARTICLE VII

                                 TERMINATION

7.1   GENERAL...............................................................17
7.2   NO LIABILITIES IN EVENT OF TERMINATION................................17

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                                 ARTICLE VIII

                               INDEMNIFICATION

8.1   INDEMNIFICATION BY THE SELLERS........................................17
8.2   INDEMNIFICATION BY PURCHASER..........................................18
8.3   INDEMNIFICATION PROCEDURES............................................18
8.4   LIMIT ON INDEMNIFICATION LIABILITY....................................19
8.5   TIME LIMITS ON LIABILITY..............................................19

                                  ARTICLE IX

                              GENERAL PROVISIONS

9.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS................19
9.2   PAYMENT OF CERTAIN FEES AND EXPENSES..................................19
9.3   NOTICES...............................................................19
9.4   SCHEDULES.............................................................20
9.5   PUBLICITY.............................................................20
9.6   ENTIRE AGREEMENT......................................................20
9.7   BINDING EFFECT; BENEFIT...............................................20
9.8   ASSIGNABILITY.........................................................20
9.9   SECTION HEADINGS; INDEX...............................................20
9.10  SEVERABILITY..........................................................21
9.11  COUNTERPARTS..........................................................21
9.12  APPLICABLE LAW........................................................21
9.13  DISPUTE RESOLUTION....................................................21

                                   ARTICLE X

                                 DEFINITIONS

10.1  DEFINED TERMS.........................................................22
10.2  CERTAIN ADDITIONAL DEFINED TERMS......................................23


EXHIBIT "A" - Allocation of IHI Shares Among Sellers
EXHIBIT "B" - Form of Non-Competition Agreement

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                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made and entered into as of January 26, 1998, by and among MICHAEL POWELL, PHIL SHALTZ, PHIL MILLER AND MICHAEL SHIRKEY, all residents of the State of Michigan, sometimes referred to collectively as the "SELLERS"), PHILFORM, INC., a Michigan corporation (the "TARGET"), and INDUSTRIAL HOLDINGS, INC., a Texas corporation ("PURCHASER").

                             W I T N E S S E T H:

      WHEREAS, the Sellers own all of the issued and outstanding shares (the "TARGET SHARES") of the capital stock of Target, which is engaged in the business of the manufacture and sale of forming and fastening systems (the "TARGET BUSINESS"); and

      WHEREAS, the Sellers desire to sell to Purchaser and Purchaser desires to acquire from the Sellers, all of the Target Shares, in consideration of the delivery by Purchaser of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth; and

      WHEREAS, Target joins in the execution of this Agreement for the purpose of evidencing its consent to consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Purchaser.

      NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:

                                   ARTICLE I

                  PURCHASE AND SALE OF TARGET SHARES; CLOSING

      A. PURCHASE AND SALE OF TARGET SHARES. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell and deliver to Purchaser and Purchaser shall purchase from Sellers all of the Target Shares, free and clear of all Encumbrances. At the Closing, each of the Sellers shall deliver to Purchaser certificates evidencing the Target Shares owned by such Seller (which, in the aggregate, shall constitute all of the Target Shares), duly endorsed for transfer or accompanied by duly executed stock powers.

      B. PURCHASE PRICE AND PAYMENT AT CLOSING. The aggregate purchase price for the Target Shares shall consist of the delivery at closing of 375,692 restricted shares of Industrial Holdings, Inc. Common Stock (the "IHI SHARES"), allocated to each of the Sellers as set forth on EXHIBIT A attached hereto.

      Sellers acknowledge and agree that the allocation of the IHI Shares among them as set forth on EXHIBIT A is the sole responsibility of the Sellers, and Purchaser shall have no obligation or other responsibility with respect to such allocation.

      C. CLOSING; CLOSING DATE. The closing of the transactions provided for in this Agreement (the "CLOSING") shall take place (i) at the offices of Winegarden, Stedd, Haley, Lindholm & Robertson, P.L.C., 501 Citizens Bank Bldg., Flint, Michigan 48502, at 10:00 a.m., local time, on the later of (x) February 17, 1998, or (y) the third business day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions of the obligations of the parties set forth in Article V, or (ii) at such other time or place or

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on such other date as the parties hereto shall agree. The date on which the
Closing is required to take place is herein referred to as the "CLOSING DATE."

                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND THE SELLERS

      The Company and the Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

      A. ORGANIZATION, STANDING AND QUALIFICATION. The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Target has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted. The Target is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which their respective right, title or interest in or to any of their respective assets, or the conduct of their respective business, requires such authorization, qualification or licensing. The jurisdictions in which the Target is qualified or licensed to do business, are set forth on SCHEDULE 2.1. No actions or proceedings to dissolve the Target are pending. The Target has delivered to the Purchaser true and complete copies of the minute books and stock transfer books of the Target, each of which is accurate and complete.

      B. VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by the Sellers and constitute a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

      C. NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as described in SCHEDULE 2.3 hereto, the execution, delivery and performance of this Agreement by the Sellers and the Target and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not result in the creation of any Encumbrance on the Target Shares under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers, the Target under, or result in the creation of an Encumbrance upon any portion of the assets of the Target pursuant to, the charter or by-laws of the Target, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Sellers or the Target are a party or by which any of them or any of their assets is bound or affected.

      D. CAPITALIZATION. Target's authorized capital consists of 85,000 shares of Class A Common Stock, $1.00 par value per share, of which 50,000 are issued and outstanding and 15,000 shares of non-voting Class B Common Stock, $1.00 par value per share, of which 5,000 are issued and outstanding. The record and beneficial ownership of such shares is as set forth on SCHEDULE 2.4 hereto. All of the issued and outstanding shares of each of the Target have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including federal and state securities laws). The Target Shares constitutes all shares of the outstanding capital stock of Target. Except as set forth on SCHEDULE 2.4, there are outstanding (i) no shares of capital stock or other voting securities of the Target, no securities of the

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Target convertible into or exchangeable for shares of the capital stock or other voting securities of the Target, (iii) no options, warrants or other rights to acquire from the Target, and no obligation of the Target to issue or sell, any shares of its capital stock or other voting securities or any securities of the Target convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Target, and (v) no shares of any other entity owned by the Target. There are (and as of the Closing Date there will be) no outstanding obligations of the Target to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights.

      E. SUBSIDIARIES. The Target does not have any Subsidiaries.

      F. TARGET SHARES. Each Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire, good, valid and marketable title to, the number of shares of Target Shares set forth opposite the name of such Seller on SCHEDULE 2.4, free and clear of all Encumbrances. None of the Seller's has entered into a shareholders' agreement or any other agreement or arrangement regarding the Target Shares and each of the Target Shares is transferable and assignable to Purchaser as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained. There exists no preferential right of purchase in favor of any person with respect of any of the Target Shares or the Target Business or any of the assets of the Target.

      G. FINANCIAL STATEMENTS. Set forth on SCHEDULE 2.7 are accurate and complete copies of (i) each of the Target's audited consolidated balance sheets as of December 31, 1996 and December 31, 1995, and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of Kuhl & Schultz, P.C., independent public accountants (the "AUDITED FINANCIAL STATEMENTS"), and (ii) each of the Target unaudited consolidated balance sheet as of October 31, 1997 (the "LATEST BALANCE SHEET"), and the related unaudited statements of income, stockholders' equity and cash flows for the ten month period then ended (together with the Latest Balance Sheet, the "UNAUDITED FINANCIAL STATEMENTS") (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are true and correct, and are in accordance with the books and records of the Target, and present fairly, accurately and completely the financial condition of Target as of the dates, and for the periods, indicated, and have been prepared in accordance with GAAP consistently applied.

      H. ABSENCE OF CHANGES. Except as disclosed on SCHEDULE 2.8, since the date of the Latest Balance Sheet, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of the Target from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the date of the Latest Balance Sheet, except as disclosed on SCHEDULE 2.8, the Target has not:

            1. incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

            2. mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

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            3. sold or transferred, or agreed to sell or transfer, any of their assets, or cancelled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

            4. engaged in any transactions adversely affecting the Target Business or its assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

            5. purchased or agreed to purchase any securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

            6. increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

            7. declared or paid any dividend or made any other distribution to their shareholders;

            8. made or authorized any capital expenditure of more than $25,000 in the aggregate;

            9. made or agreed to make any changes in their articles of incorporation, bylaws, or capital structure;

            10. entered into any representative, distributorship, service, installation, support and maintenance, agency or other similar agreement;

            11. incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the Target Business or any of their respective assets;

            12. made or applied to make any change in accounting methods or practices, including for tax purposes; or

            13. entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

      I. LIABILITIES. Except as set forth in SCHEDULE 2.9, the Target has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that may have a material adverse effect on the financial condition, results of operations or prospects of the Target Business other than those (a) reflected or reserved against in the Latest Balance Sheet or (b) incurred in the ordinary course of business since date of the Latest Balance Sheet.

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      J. TITLE TO ASSETS; ENCUMBRANCES. Except as set forth in SCHEDULE 2.10:

            (a) The Target has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances, except as reflected in the Financial Statements and liens granted or incurred by Seller in the ordinary course of its business or financing of equipment, office space, furniture and computers in the ordinary course of its business (all of which have been disclosed to the Purchaser in writing);

            (b) There are no parties in possession of any of the assets of the Target other than personal property held by third parties in the reasonable and ordinary course of business. The Target enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. The Target enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of the Target, enforceable against it in accordance with its terms; and

            (c) The Target owns all of the assets used in connection with the conduct of the Target Business.

      K. ACCOUNTS RECEIVABLE; INVENTORY. All accounts receivable reflected on the Latest Balance Sheet or on the accounting records of the Target as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown on the Balance Sheet or on the accounting records of the Target as of the Closing Date (which reserves are adequate and calculated consistently with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff. The inventories and work in progress reflected on the Latest Balance Sheet and those items of inventory constructed or acquired by the Target and the work performed by the Target after the date of the Latest Balance Sheet, except to the extent disposed of or billed since such date in the ordinary conduct of the business by the Target, are, in the case of such inventory, in good, merchantable and usable condition, and, in the case of such work in progress, represent work completed in accordance with the requirements of any applicable contract, and, in each case, have been reflected on the books of the Target in accordance with GAAP. Except as set forth on
SCHEDULE 2.11 hereto, all such inventories and work in progress are owned by the Target free and clear of any Encumbrances.

      L.    PROPERTIES, CONTRACTS, PERMITS AND OTHER DATA.

            1. SCHEDULE 2.12 hereto contains a complete and correct list of, and summaries of all the material specifications and details of, all contracts, contract proposals, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, leases under which the Target is a lessor or lessee and other agreements pertaining to the Target Business to which the Target or an affiliate of the Target is a party, the benefits of which are enjoyed in the Target Business or to which any of the assets of the Target is subject;

            2. SCHEDULE 2.12 hereto contains a complete and correct list of the real estate owned and leased by the Target (the "REAL ESTATE"); and

            3. SCHEDULE 2.12 hereto contains a complete and correct list of all Permits relating to the development, use, maintenance or occupation of the properties or Real Estate owned or leased

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      by the Target or used in the operation of the Target Business (other than sales and use tax Permits and franchise tax registrations).

      True and complete copies of all documents (including all amendments thereto) referred to in SCHEDULE 2.12 hereto have been delivered to Purchaser. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by the Sellers or the Target referred to in SCHEDULE 2.12 are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of the Target or on their respective results of operations. The Target and its affiliates are not in breach or default in the performance of any material obligation thereunder and to the best knowledge of the Sellers, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in SCHEDULE
      2.12 hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which the Target or any affiliate of the Target is a party which are material to the ownership of any of the assets of the Target, or to the conduct of the Target Business as conducted by the Target. Except as described on SCHEDULE 2.12 hereto, the Target has and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted. There are no outstanding powers of attorney relating to or affecting the Target. The Target is not a guarantor for or otherwise liable for any liability or obligation (including indebtedness of any other person).

      M. TAXES AND RETURNS. The Target and the Sellers have caused to be timely filed with appropriate federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to the Target or the conduct of the Target Business and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns. Except as set forth on SCHEDULE 2.13, no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by the IRS or any other taxing authority in connection with any of the Target's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local Tax Returns that include or reflect the use and operation of the Target or the conduct of the Target Business. Except as set forth on SCHEDULE 2.13, neither the Sellers nor the Target have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the Target or the conduct of the Target Business from any taxing authority. The Target has not taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

      N. LITIGATION. Except as described in SCHEDULE 2.14 hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of any of the Sellers or the Target, threatened seeking relief or damages which, if granted, would adversely affect the Target or any of its assets, or the ability of Purchaser to use and operate the assets of the Target or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither the Sellers nor the Target has been charged with any violation of or, to the knowledge of the Sellers, threatened with, a charge or violation of, nor are the Sellers aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to either the Sellers or the Target, would adversely affect the Target Business or the results of operations of the Target or that might reasonably be expected to affect the right of Purchaser to own the Target Shares or operate the Target Business after the Closing Date in substantially the

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manner in which it is currently operated. Neither the Target nor any director, officer, employee or agent of the Target has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the Target Business which the Sellers, or any director, officer, employee or agent of the Target knows or has reason to believe to have been illegal under any Applicable Law.

      O. LICENSES, PERMITS, AUTHORIZATIONS, ETC. The Target hold all of the Permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any Permit.

      P. INSURANCE. SCHEDULE 2.16 hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of the Target and the conduct of the Target Business. All premiums due and arising thereon have been paid and such policies are in full force and effect.

      Q. PATENTS, TRADEMARKS, ETC. Attached hereto as SCHEDULE 2.17 is a schedule of all patents, trademarks, service marks, works of authorship, tradenames, brandnames and copyrights, and licenses or other rights with respect to any of the foregoing, and other licenses, rights or permits, owned or possessed by the Target, all of which are in good standing, in full force and effect, and are free and clear of all Encumbrances and of all patent applications of the Target presently on file and pending or which are presently being prepared for filing. SCHEDULE 2.17 lists all intellectual property necessary for the Target Business as now conducted and as proposed to be conducted. No patent or patent application of the Target is involved in any interference proceeding. The Target is not using, and does not have any plan to manufacture, use or sell, anything which would violate or infringe on any patent or proprietary right of any other person, firm or corporation or which would require a license under any such patent or proprietary right. The Target has not received any communications alleging that the Target has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

      R. COMPLIANCE. The Target has complied in all material respects with all laws, and is not in violation of any charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business, the violation of which would be likely to have a material adverse effect on the Target or the Target Business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Target is a party or by which it is bound, any provision of any federal and state judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon Target, which materially adversely affects or, in the future is reasonably likely to affect materially and adversely the business, prospects, condition, affairs or operations of the Target or any of its properties or assets.

      S. ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE. To the best of each Seller's knowledge, after due inquiry, and except as described on SCHEDULE 2.19 hereto:

            1. the Target is, and has continuously been, in compliance with all Environmental Laws;

            2. all material notices, Permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Target Business have been obtained or filed;

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            3. there are no past, pending or threatened investigations, proceedings or claims against the Target relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

            4. Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to the Target or that is or was owned or leased by the Target;

            5. none of the properties owned, leased or operated by the Target have been used as landfill or waste disposal sites or contain any underground storage tanks;

            6. no conditions or circumstances are known to the Target or the Sellers to exist or to have existed with respect to the Target, including without limitation the off-site disposal of Hazardous Materials, that could give rise to any remedial action under, or impose any liability on the Target or Purchaser with respect to any Environmental Law;

            7. neither the Sellers nor the Target has received any notice or claim, and none of them is aware of any facts suggesting that the Target is or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by the Target or discharged, emitted, released or transported from any real estate at any time owned or leased by the Target or any other source in the conduct of the business of the Target;

            8. no conditions or circumstances exist or have existed, and no activities are occurring or have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Estate or of the Target Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

            9. there are no federal or state air emission credits or air or water discharge Permits related to the Real Estate.

      For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of the Target, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

      T. LABOR MATTERS. The Target has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. The Target is not a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of the Target; no collective bargaining agent has been certified as a representative of any of the employees of the Target; and no representation campaign or election is now in progress with respect to any of the employees of the Target. Neither the Sellers nor the Target has taken or failed to take any action that would cause Purchaser to incur any liability in the event Purchaser chooses to dismiss from its employment any of the Target's employees following the Closing. The Target has complied in all material respects with all laws relating to the employment of labor in the conduct of the Target Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

      U. EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

            1. SCHEDULE 2.21 hereto lists all employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which the Target is (or ever has been) a party or by which the Target is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

            2. The Sellers and the Target have delivered to Purchaser true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in SCHEDULE 2.21 hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. The Sellers and the Target have provided Purchaser with true, correct and complete copies of the Form 5500 filed with respect to each plan identified in SCHEDULE 2.21 hereto that was required to file an annual report for the plan year immediately preceding the Closing Date. Each of such Forms 5500 accurately reflects the financial status of the plan to which it relates as of the dates specified therein. In addition, the Sellers and the Target have provided Purchaser with (a) true, correct and complete copies of any and all written communications notices or claims that the Sellers or the Target have received from the IRS, the Department of Labor and/or the Pension Benefit Guaranty Corporation concerning any plan, arrangement or agreement identified in SCHEDULE 2.21 hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

            3. For each of the plans, agreements and arrangements identified in
      SCHEDULE 2.21 hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to SECTION 2.21(B) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

            4. The Target and each of the plans, agreements and arrangements identified in SCHEDULE 2.21 hereto are in full compliance with the applicable provisions of the Code and ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. The Sellers and the Target have performed all of their respective obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of the Sellers and the Target, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements.

            5. Except as specified in SCHEDULE 2.21 hereto, each of the plans, agreements or arrangements can be terminated by the Target within a period of 60 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

            6. With respect to each plan identified in SCHEDULE 2.21 hereto which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), no transaction has occurred which is prohibited by Section 406 of ERISA or which could give rise to a material liability under Section 4975 of the Code or Sections 502(i) or 409 of ERISA.

                  a. QUALIFIED PLANS. Except as specifically identified in
            SCHEDULE 2.21 hereto, the Target has not now, or has at any time previously maintained, a stock bonus, pension or profit-sharing plan which is or was intended to meet the requirements of Section 401(a) of the Code.

                  b. TITLE IV PLANS. Except as specifically identified in
            SCHEDULE 2.21 hereto, the Target does not have, and has not at any time previously maintained, a plan subject to Title IV of ERISA.

                  c. MULTIEMPLOYER PLANS. No plan listed in SCHEDULE 2.21 hereto is or ever has been a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

                  d. WELFARE BENEFIT PLANS. All group health plans of the Target have been operated in compliance with the group health plan continuation coverage requirements of Sections 601 through 608 of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, the Target does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

                  e. FINES AND PENALTIES. There has been no act or omission by the Target or the Sellers or any ERISA affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502 and 4071 of ERISA or Chapter 43 of the Code.

      V. TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.22, no stockholder, officer, director or employee of Sellers or the Target, nor any affiliate or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party to any transaction with any of the Sellers or the Target, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity.

      W. PRODUCT LIABILITY. The Target does not have any liability, whether known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, and whether due or to become due, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any Target.

      X. INVESTMENT REPRESENTATIONS.

            1. Each Seller is acquiring the IHI Shares for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except pursuant to an applicable exemption under the Securities Act. In acquiring the IHI Shares, each Seller is not offering or selling, and will not offer or sell, for Purchaser in connection with any distribution of the IHI Shares and each Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

            2. Each Seller further represents that he has had an opportunity to ask questions of and receive answers from Purchaser regarding Purchaser and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the IHI Shares. The foregoing, however, shall not limit or modify the representations and warranties of Purchaser in Article III, shall not limit the rights of a Seller prior to and in anticipation of any issuance of the IHI Shares pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

            3. Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the IHI Shares, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the IHI Shares and, other than Michael Powell, is an "accredited investor" as defined in Regulation D under the Securities Act.

            4. Each Seller understands that the IHI Shares, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the IHI Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the IHI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued accordingly to the transfer agent for the IHI Shares.

            5. It is agreed and understood by each Seller that the certificates representing the IHI Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

      Y. DISCLOSURES. Neither this Agreement nor any Exhibit or Schedule hereto, nor any certificate or other instrument furnished to Purchaser or its counsel by Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

      Z. CERTAIN FEES. Neither the Sellers nor the Target, nor any of the officers, directors or employees of the Target on its behalf, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Sellers as follows:

      A. DUE ORGANIZATION; GOOD STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has all power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

      B. AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on its part. No other action is necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

      C. NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 3.3, the execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to the Purchaser and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Purchaser under, the charter or bylaws of the Purchaser or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound.

      D. INVESTMENT. Purchaser is not acquiring the Target Shares with a view to or for sale in connection with any distribution within the meaning of the Securities Act.

      E. CERTAIN FEES. Neither the Purchaser nor any of its respective officers, directors or employees, on behalf of the Purchaser, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                  ARTICLE IV

                      COVENANTS; ACTIONS PRIOR TO CLOSING

      A. ACCESS TO INFORMATION. During the period beginning on the date hereof and ending on the Closing Date, the Sellers and the Target will (a) give or cause to be given to Purchaser and its representatives such access, during normal business hours, to the plant, properties, books and records of the Target as Purchaser shall from time to time reasonably request and (b) furnish or cause to be furnished to Purchaser such financial and operating data and other information with respect to the Target as Purchaser shall from time to time reasonably request. Purchaser and its representatives shall be entitled, in consultation with the Sellers, to such access to the representatives, officers and employees of the Target as Purchaser may reasonably request. The Sellers shall permit Purchaser and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with the Target's principal vendors, customers, and trade affiliates, that the acquisition by Purchaser of the Target will be acceptable to such vendors, customers, and trade affiliates and that the acquisition will not adversely effect the relationship of such vendors, customers and trade affiliates with the Business.

      B. CONDUCT OF THE BUSINESS. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date, the Target will and the Sellers will cause the Target to:

            1. conduct the Target Business only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use its reasonable best efforts to keep available the services of the present employees of the Target and preserve the Target's present relationships with persons having business dealings with the Target;

            2. maintain the Target's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of the Target;

            3. not (i) sell, lease or otherwise dispose of any of the assets of the Target, (ii) modify or change in any material respect any contract of the Target, other than in the ordinary course of business or (iii) agree, whether in writing or otherwise, to do any of the foregoing; and

            4. not (i) permit or allow any of the assets of the Target to become subject to any liens or Encumbrances, (ii) waive any claims or rights relating to the Target Business, except in the ordinary course of business and consistent with past practice, (iii) grant any increase in the compensation of any employees employed in the conduct of the Target Business, except for reasonable increases in the ordinary course of business and consistent with past practice or as required by contractual arrangements existing on the date hereof, and reasonable payments in normal sales compensation plans, including bonuses, (iv) enter into any agreements giving rise to trade and barter obligations relating to the assets of the Target, or (v) agree, whether in writing or otherwise, to do any of the foregoing.

      C. FURTHER ACTIONS. Subject to the terms and conditions hereof, the Sellers, Target and Purchaser will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental

Entities and parties to contracts with the Target as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the Target's leases or contracts to the transactions contemplated by this Agreement, the Sellers and the Target will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Sellers and Purchaser shall cooperate fully with each other to the extent reasonably required to obtain such consents.

      D. NOTIFICATION. The Sellers and the Target shall promptly notify the Purchaser in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against the Target or, to their knowledge, threatened against any of them, including any such litigation or administrative proceeding that challenges the transactions contemplated hereby;
(ii) any material damage or destruction of any of the assets of the Target;
(iii) any material adverse change in the results of operations of the Target; and (iv) any variance from the representations and warranties contained in
Article II hereof or of any failure or inability on the part of the Sellers or the Target to comply with any of their respective covenants contained in this
Article IV.

      E. NO INCONSISTENT ACTION. Subject to SECTIONS 7.1 and 7.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

      F. ACQUISITION PROPOSALS. None of the Sellers, the Target, or any affiliate, director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. Sellers and the Target shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with Acquisition Proposal to return to Sellers and the Target all confidential information hereto furnished to such person by or on behalf of any Seller or the Target. The term "Acquisition Proposal," as used herein, means any offer or proposal for or any indication of interest in, a merger or other business combination involving the Target or any of its affiliates, or the acquisition of an equity interest in or substantial portion of the assets of, the Target or affiliate of the Target, other than the transactions contemplated by this Agreement.

      G. PUBLIC ANNOUNCEMENTS. Except as may be required by Applicable Law, the Purchaser on the one hand, and the Sellers and the Target, on the other, shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

      A. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by all parties) at or prior to the Closing Date of each of the following conditions:

            1. No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

            2. The Target and each Seller, other than Mike Powell, shall have entered into a Non-Competition Agreement in substantially the form attached hereto as EXHIBIT B.

            3. The closing of the transactions pursuant to which substantially all of the assets of SMS Industries, Inc., a Michigan corporation, that are used in the Target Business are sold to a party identified by Purchaser.

      B. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

            1. All representations and warranties of the Sellers and the Target contained herein or in any certificate or document delivered to Purchaser pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

            2. The Sellers and the Target shall have, in all material respects, performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

            3. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Purchaser, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

            4. The Sellers shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Section 5.2(a)-(c) above is satisfied in all respects.

            5. On the Closing Date, Purchaser shall be satisfied in its reasonable discretion as to the Sellers' ownership of the Target Shares, free and clear of all Encumbrances.

            6. On the Closing Date, Purchaser shall be satisfied in its reasonable discretion that the Target owns all of its assets free and clear of all Encumbrances, other than those specifically identified in the Schedules to this Agreement.

            7. All licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (including, without limitation, any air and water discharge permits required by the United States Environmental Protection Agency) which are reasonably necessary to enable Purchaser to own the assets of the Target and conduct the Target Business after the Closing in substantially the same manner as the assets of the Target are owned and the Target Business is being conducted as of the date hereof shall be in full force and effect.

            8. Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Purchaser shall have specified in writing at least five business days prior to the Closing.

            9. Winegarden, Shedd, Haley, Lindholm & Robertson, P.L.C., counsel for the Sellers and the Target, shall have furnished to Purchaser its written opinion, dated the Closing Date, as set as to the matters set forth in SECTIONS 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6.

            10. The Board of Directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby.

            11. The Target Business shall have been operated and maintained substantially in the manner in which it has been operated and maintained previously in the ordinary course of business and the Target shall not enter into or renew any material agreements or other commitments extending a substantial term beyond the Closing Date or take any action which is not in the ordinary course of business, except for the transactions otherwise contemplated herein, without the prior written approval of Purchaser.

            12. Purchaser shall be satisfied with the content of all Schedules attached hereto pursuant to Article II.

            13. There shall have been no material adverse change in the Target Business from the date of this Agreement until the Closing Date.

            14. Purchaser shall not have discovered any fact or omission materially adverse to the condition, results of operations or prospects of the Target or the Target Business.

      C. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

            1. All representations and warranties of Purchaser contained herein or in any certificate or document delivered to the Sellers pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

            2. Purchaser shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

            3. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

            4. Gardere Wynne Sewell & Riggs, general counsel for Purchaser, shall have furnished to Sellers his written opinion, dated the Closing Date, as to the matters set forth in SECTIONS 3.1 and 3.2.

                                  ARTICLE VI

                   COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

      A. FURTHER ASSURANCES. From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchaser may reasonably request in order to more effectively transfer, convey, assign and deliver to Purchaser, and to place Purchaser in possession and control of any of the Target Shares or to enable Purchaser to exercise and enjoy all rights and benefits of the Sellers with respect thereto.

      B. COMPLIANCE WITH RULE 144(C). Purchaser hereby covenants and agrees that it will cause the Purchaser to timely file all documents and reports required so that the Purchaser shall be deemed to have made available "adequate current public information" with respect to the Purchaser under Rule 144(c) of the General Rules and Regulations under the Securities Act of 1933.

                                  ARTICLE VII

                                  TERMINATION

      A. GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of Purchaser and the Sellers or (b) by any party by notice to the other parties in the event that the Closing Date shall not have occurred on or before February 17, 1998; provided, however, that if the Closing Date shall not have occurred on or before such date due to a breach of this Agreement by one of the parties or an affiliate of such party, that party may not terminate this Agreement.

      B. NO LIABILITIES IN EVENT OF TERMINATION. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force or effect and there shall be no liability on the part of Purchaser, the Sellers or their respective officers, directors, or agents, except that the provisions of Sections 9.3 and 9.13 hereof shall remain in full force and effect, and provided that nothing contained herein shall release any party from liability for any failure to comply with any provision, covenant or agreement contained herein.

                                 ARTICLE VIII

                                INDEMNIFICATION

      A. INDEMNIFICATION BY THE SELLERS. Subject to the provisions of this
Article VIII, the Sellers, jointly and severally, shall protect, indemnify and hold harmless the Purchaser, each officer, director and agent of the Purchaser and each person who controls the Purchaser in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and attorneys', and accountants' fees and disbursements, and any federal, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing, but reduced by any net amount paid to the Purchaser on account of such loss by any insurance policies (collectively referred to herein as "DAMAGES") to which Purchaser may become subject if such Damages arise out of or are based upon the breach of any of the representations and warranties, covenants or agreements made by the Sellers or the Target in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of the Sellers or the Target.

      B. INDEMNIFICATION BY PURCHASER. Subject to the provisions of this Article VIII, the Purchaser shall protect, indemnify and hold harmless the Sellers, in respect of any Damages to which the Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement.

      C. INDEMNIFICATION PROCEDURES. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

            (a) If any person shall notify an indemnified party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification (a "CLAIM") against the Purchaser or the Sellers (the "INDEMNIFYING PARTY") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Article VIII) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

            (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with SECTION 8.3(B) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d) In the event any of the conditions in SECTION 8.3(B) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any

      Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article VIII.

      D. LIMIT ON INDEMNIFICATION LIABILITY. Notwithstanding any other provisions to the contrary contained in this Agreement, the liability under
Section 8.1 of all of the Sellers shall be limited to the Purchase Price.

      E. TIME LIMITS ON LIABILITY. Anything contained in this Agreement to the contrary notwithstanding, the indemnity liability of any party for indemnity shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim delivered to the Indemnifying Party on or before the second anniversary of the Closing Date.

                                  ARTICLE IX

                              GENERAL PROVISIONS

      A. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing.

      B. PAYMENT OF CERTAIN FEES AND EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees; provided, however, that Sellers shall be responsible for all such fees and expenses incurred by Target.

      C. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by fascimile, but only if confirmed by a return receipt, as follows:

            1.    If to Sellers:

                        c/o Phil Shaltz
                        Shaltz Fluid Power, Inc.
                        P.O. Box 4151
                        Flint, Michigan 48504

                  with a copy to:

                        Winegarden, Shedd, Haley, Lindholm & Robertson, P.L.C. 501 Citizens Bank Building
                        Flint, Michigan 48502
                        Attention: John T. Lindholm
                        Facsimile: (810) 767-8776

            2.    If to Purchaser:

                        Industrial Holdings, Inc.
                        7135 Ardmore
                        Houston, Texas 77054
                        Attention: Chief Financial Officer
                        Facsimile: (713) 749-9642

                  with a copy to:

                        Gardere Wynne Sewell & Riggs, L.L.P.
                        333 Clay, Suite 800
                        Houston, Texas 77002
                        Attention: Eric A. Blumrosen
                        Facsimile:  (713) 308-5555

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

      D. SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

      E. PUBLICITY. Sellers shall promptly advise and cooperate with the Purchaser prior to the issuance by the Target or any of the Target's directors, officers, employees or agents of any press release with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of Purchaser, neither Sellers nor any of their affiliates shall issue any press release which includes the name of any of the Purchaser or their affiliates.

      F. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

      G. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      H. ASSIGNABILITY. This Agreement shall not be assignable by the Sellers without the prior written consent of Purchaser or by Purchaser without the prior written consent of the Sellers; provided, however, that Purchaser shall be entitled to assign this Agreement to an affiliate of such Purchaser without the consent of Sellers.

      I. SECTION HEADINGS; INDEX. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      J. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

      K. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      L. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of State of Michigan.

      M. DISPUTE RESOLUTION. Any dispute, difference or question ("DISPUTE") between Buyer and the Sellers ("DISPUTING PARTIES"), shall be resolved in accordance with the following dispute resolution procedures:

            1. GOOD FAITH NEGOTIATIONS. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

            2. MEDIATION. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Flint, Michigan . One mediator shall be appointed by the agreement of the Parties. The mediator shall be suitably qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.

            3. ARBITRATION. In the event the Parties are unsuccessful in their mediation of the Dispute, either Disputing Party may request that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Flint, Michigan in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties.

                                   ARTICLE X

                                  DEFINITIONS

      A. DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

            "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

            "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

            "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" means generally accepted accounting principles as in effect on the date of this Agreement.

            "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

            "IHI" means Industrial Holdings, Inc., a Texas corporation.

            "IHI Common Stock" means the common stock, $0.01 par value per share, of IHI.

            "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

            "IRS" means the Internal Revenue Service.

            "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

            "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

            "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Subsidiary" means any corporation more than 30 percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than 30 percent of whose total equity interests is owned, directly or indirectly, by Target.

            "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

            "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

      B. CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in Section 10.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

      DEFINED TERMS                                         REFERENCE
      -------------                                         ---------
      Accounts Receivable                                   Section 2.11
      Agreement                                             Preamble
      Audited Financial Statements                          Section 2.7
      Claim                                                 Section 8.3
      Closing                                               Section 1.3
      Closing Date                                          Section 1.3
      Damages                                               Section 8.1
      Dispute                                               Section 9.13
      Disputing Parties                                     Section 9.13
      Environmental Laws                                    Section 2.20
      Escrow Termination Date                               Section 1.4
      Escrowed Stock                                        Section 1.4
      Financial Statements                                  Section 2.7
      Hazardous Material                                    Section 2.19
      IHI Shares                                            Section 1.2(b)
      Indemnified Party                                     Section 8.3
      Indemnifying Party                                    Section 8.3
      Latest Balance Sheet                                  Section 2.7
      Purchaser                                             Preamble
      Real Estate                                           Section 2.12
      Sellers                                               Preamble
      Target                                                Recitals
      Target Business                                       Recitals
      Target Shares                                         Recitals
      Unaudited Financial Statements                        Section 2.7

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                                     -24-

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                    SELLERS:

                                    ________________________________
                                    Michael Powell

                                    ________________________________
                                    Phil Shaltz

                                    ________________________________
                                    Phil Miller

                                    ________________________________
                                    Michael Shirkey


                                    TARGET:

                                    PHILFORM, INC.


                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

                                    PURCHASER:

                                    INDUSTRIAL HOLDINGS, INC..

                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

                                     -25-